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                                                                    EXHIBIT 10.1


OFFER LETTER, FABIO ANGELILLIS


August 21, 2000

Fabio Angelillis

Dear Fabio,

We are pleased to offer you the position of Executive Vice President, Engineering for Broadbase Software, Inc., reporting to Chuck Bay, Chief Executive Officer.

This letter outlines the proposed terms of employment with Broadbase. Your start date will be determined.

        -       Your annual salary will be $200,000 paid semi-monthly.

        - There is an incentive (MBO) bonus associated with this position allowing you to make an additional $40,000. Your bonus will be based on achievement of your objectives and is paid in two installments on a semi-annual basis.

I will recommend that you be granted an option to purchase 400,000 shares of stock. This grant is subject to approval by the Board of Directors after your employment begins. The option would vest on a monthly basis over four years subject to a three-month cliff and would be governed by the terms set forth in the Company's standard form of stock options agreement. The purchase price of 132,000 shares will be at $1.00 per share and the purchase price of the remaining 268,000 shares covered by the option will be the closing price of the Company's common stock on the date of the approval of the grant by the Board.

The Company will provide to you the health, holiday, vacation and other benefits available to all its employees. Enclosed for your review is information related to some of the benefits.

To indicate your acceptance of this offer of employment, please sign below. Your employment at Broadbase is subject to your signing the attached Employee Invention Assignment, Confidentiality and Arbitration Agreement. Your employment will not be governed by a written or oral contract. You will be an "at-will" employee, which means that either you or the Company may terminate your employment at any time, for any or no reason, and with or without notice. This at-will nature of your employment cannot be modified except by a writing signed by an executive officer of Broadbase.

Fabio, all of us welcome you in joining Broadbase and we look forward to having you on our team. Meanwhile, if you have any questions, please do not hesitate to call me.

Sincerely,



Rusty Thomas
Executive Vice President and Chief Financial Officer


Accepted:

Signature:   /s/     Fabio Angelillis
             ---------------------------------
Name:  Fabio Angelillis

Start Date:
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